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                                                                     Exhibit 5.1


               [Letterhead of Clifford Chance Rogers & Wells LLP]


June 2, 2000


iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, NY  10036


   Re: iStar Financial Inc.--Registration Statement on Form S-3 pertaining to 8,000,000 shares of common stock of the Company issuable pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan")


Ladies and Gentlemen:

We have acted as counsel for the Company in connection with a registration under the Securities Act of 1933, as amended (the "Act"), of 8,000,000 shares (the "Shares") of the Company's common stock, par value $.001 per share, which may be issued from time to time pursuant to the Plan. Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Registration Statement on Form S-3 relating to the Shares.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to the facts upon which this opinion is based, we have relied upon certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company.

Based on the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in the Plan and otherwise in accordance with resolutions of the Company's Board of Directors authorizing the formation of the Plan and the registration of the Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are limited to the federal laws of the United States and the Maryland General Corporation Law. This opinion is being rendered solely for your benefit in connection with


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the Registration Statement and may not be disclosed or relied upon by anyone else without our prior written consent in each instance.


                                       Very truly yours,

                                       Clifford Chance Rogers & Wells LLP